UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 19, 2005

VISTA GOLD CORP.

(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-9025	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7961 Shaffer Parkway, Suite 5, Littleton, CO		80127
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (720) 981-1185

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into Material Definitive Agreement.

On January 19, 2005, Vista Gold Corp. announced that Luzon Minerals Ltd. has informed Vista that it wishes to exercise its option to purchase Vista’s Amayapampa gold project in Bolivia.

In addition, the companies agreed, subject to regulatory approval, to further amend the terms of their original purchase option agreement with respect to the payments previously due on January 15, 2005 and January 1, 2006.  The amended agreement calls for Vista to receive from Luzon, within 5 business days of receiving TSX Venture Exchange approval, a payment consisting of $100,000 and 2,000,000 Luzon common shares.  This will be followed, on the earlier of June 15, 2005 or the date of the next financing completed by Luzon after January 19, 2005, by a payment of $850,000 in cash or, at Luzon’s option, $425,000 in cash and $425,000 in units consisting of Luzon common shares and warrants to purchase common shares.

The final payment will be made at the earlier of the start of construction or June 15, 2006.  This payment remains unchanged from the original agreement, as reported in December 2003, in that Luzon will pay Vista $4,000,000 in cash, or at Vista’s option, a combination of Luzon common shares and cash based on Luzon’s share price.  If Luzon completes the purchase, and when production commences, Vista will also receive a 3% net smelter type royalty on gold production at gold prices of $450 per ounce or below and 4% at gold prices above $450 per ounce.  Other terms of the agreement remain unchanged.  The preceding description of the terms of the amendment are qualified in their entirety by reference to the Amendment to Purchase Agreement, dated January 19, 2005, a copy of which has been filed herewith as Exhibit 10.1 and is incorporated herein by reference.

On January 19, 2005, Vista issued a press release relating to the above matters.  The press release is furnished as Exhibit 99.1 and is attached hereto.

Item 9.01               Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit 10.1                                    Amendment to Purchase Agreement, dated January 19, 2005, between Vista Gold Corp. and Luzon Minerals Ltd.

Exhibit 99.1            Press Release of Vista Gold Corp. dated January 19, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA GOLD CORP.

	By:	/s/ Michael B. Richings
Michael B. Richings
President and Chief Executive Officer

Date: January 21, 2005